Exhibit 5.1

Biohaven Ltd. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands
17 May 2024
Dear Sirs
Biohaven Ltd. (the "Company")
We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed resale of an aggregate of 211,418 common shares in the Company with no par value (the "Shares") issued on 7 January 2024 and 8 March 2024 to the Selling Shareholders (as defined in the Prospectus Supplement) pursuant to the terms of an Agreement and Plan of Merger dated 7 January 2024 entered into between the Company, Adjo Sub, Inc., Pyramid Biosciences, Inc. and Shareholder Representative Services LLC (the "Agreement"). We have been asked to provide this legal opinion in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, and the prospectus supplement dated 17 May 2024 (the "Prospectus Supplement") filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "SEC Act") (the "Registration Statement").
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 16 May 2024, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").
1.2A list of the Company's directors provided by the Registry of Corporate Affairs dated 15 May 2024 (the "Registry List of Directors").
1.3The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 16 May 2024 at the British Virgin Islands High Court Registry (the "High Court Registry").
1.4The written resolutions of the board of directors passed on 31 December 2023 and 10 March 2024 (the "Resolutions").
1.5A Certificate of Incumbency dated 16 May 2024, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").
1.6A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 16 May 2024 (the "Certificate of Good Standing").

1.7A certificate from a director of the Company (the "Director's Certificate").
1.8The Registration Statement.
2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent's Certificate, the Certificate of Good Standing and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1The Agreement was and is authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (including, without limitation, the laws of the British Virgin Islands).
2.2The Agreement was and is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws (including, without limitation, the laws of the British Virgin Islands).
2.3Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.4All signatures, initials and seals are genuine.
2.5That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.6The Memorandum and Articles remain in full force and effect and are unamended and that there are a sufficient number of authorised shares to allow for the issuance of the Shares.
2.7The Resolutions were each signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests, and have not been amended, varied or revoked in any respect.
2.8The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.
2.9No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.
2.10The Shares issued pursuant to the Agreement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members.
2.11The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Shares, and that:
(a)    none of the Shares have been, or will be, issued for less than their par value; and
(b)    to the extent that any Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Shares.

2.12The issue of the Shares to the Selling Shareholder by the Company as contemplated by the Agreement, as applicable, was authorised and such Shares were legally issued, fully paid and non-assessable (as a matter of all relevant laws, other than the laws of the British Virgin Islands) and all conditions to the issuance of the Shares pursuant to the Agreement were satisfied.
2.13There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1The Shares held by the Selling Shareholder to be resold as contemplated by the Registration Statement were duly authorised, and when issued and paid for in the manner described in the Agreement and in accordance with the Resolutions, such Shares were legally issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1We have not reviewed the Agreement save as expressly referred to in paragraph 3.1 of this opinion and our opinions are qualified accordingly.
4.2We express no view as to the commercial terms of the Agreement or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.3Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.1, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.
4.4Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.5In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.6The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of Securities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.
This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
/s/ Maples and Calder
Maples and Calder
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